FOR IMMEDIATE RELEASE
April 27, 2011

CONTACT:                                      Robert K. Chapman
President and Chief Executive Officer
United Bancorp, Inc.
(734) 214-3801

UNITED BANCORP, INC. ELECTS NEW CHAIRMAN AND VICE CHAIRMAN OF THE BOARD OF DIRECTORS

ANN ARBOR, MI – United Bancorp, Inc. (UBMI) has announced that James C. Lawson has been elected Chairman and James D. Buhr elected Vice Chairman of the Board of Directors.

Mr. Lawson is the General Manager of Avery Oil & Propane, Inc. in Tecumseh, Michigan. He has served on the Board of Directors since 1986 and currently serves as a member of the Company’s Compensation and Governance Committee.

Mr. Buhr is President of J.D. Buhr & Company, LLC in Ann Arbor, Michigan. He has served on the Board of Directors since 2004 and is currently Chairman of United’s Compensation and Governance Committee.

Robert K Chapman, President and Chief Executive Officer, stated, “We are fortunate and honored to have elected both Mr. Lawson and Mr. Buhr to their respective appointments. We look forward to the leadership and strategic planning skills their experience brings to the board.”

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company that strives to provide financial solutions to the markets and clients that we serve based on their unique circumstances and needs. We provide our services through the Bank's system of sixteen banking offices, one wealth management office, and 20 automated teller machines, located in Washtenaw, Lenawee and Monroe Counties, Michigan. For more information, visit the company’s website at www.ubat.com.